Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
February 26, 2008	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Establishes Record and Closing

Dates for Spin-Off of Northern New England Spinco

New Company to Merge With FairPoint Communications

NEW YORK — Verizon Communications Inc. today announced that subject to the satisfaction of certain conditions, its Board of Directors has established a record date of March 7, 2008, and a closing date of March 31, 2008, for the proposed spin-off of shares of Northern New England Spinco Inc. (Spinco), a subsidiary of Verizon, to Verizon stockholders.

Spinco will hold specified assets and liabilities that are used in Verizon’s local exchange business and related activities in Maine, New Hampshire and Vermont. Immediately following the spin-off, Spinco will merge with FairPoint Communications, Inc. (NYSE:FRP). When the merger is completed, it is estimated that Verizon stockholders will collectively own about 60 percent of the shares of FairPoint common stock on a fully diluted basis, and FairPoint stockholders will collectively own about 40 percent.

Verizon News Release, page 2

Holders of Verizon common stock will not be required to pay for any shares of FairPoint common stock that they receive and will also retain all of their shares of Verizon common stock.

Distribution Ratio

Subject to the satisfaction of certain conditions, Verizon will spin off Spinco by distributing all of the shares of Spinco common stock to a distribution agent, which will hold those Spinco shares for the benefit of Verizon stockholders. The Spinco shares will then immediately be converted into shares of FairPoint common stock in the merger of Spinco with FairPoint. It is anticipated that as long as all conditions are satisfied and assuming completion of the related financing transactions, both the spin-off of Spinco to Verizon stockholders and the merger of Spinco with FairPoint will occur on March 31, 2008.

It is currently estimated that Verizon stockholders will receive one share of FairPoint common stock for approximately every 53.2203 shares of Verizon common stock that they own on March 7, 2008, or approximately 0.0188 shares of FairPoint common stock for each share of Verizon common stock owned on March 7, 2008. The exact distribution ratio will be determined based on the number of shares of Verizon common stock outstanding on the record date for the spin-off (subject to certain adjustments) and the number of shares of FairPoint common stock outstanding at the time of the merger. Under the terms of the merger agreement, FairPoint will pay cash in lieu of any fraction of a share of FairPoint common stock.

It is expected that the receipt of FairPoint common stock in the merger will be tax-free to Verizon stockholders, except to the extent that cash is paid to Verizon stockholders in lieu of a fraction of a share of FairPoint common stock.

Verizon News Release, page 3

Two-Way Trading to Begin in Verizon Stock on the NYSE

Verizon has been advised by the New York Stock Exchange that beginning on or about March 5 and continuing through the anticipated closing date of the merger, there will be two markets in Verizon common stock on the NYSE: a “regular way” market and an “ex-distribution” market.

If a Verizon stockholder sells shares of Verizon common stock (which trades on the NYSE under the symbol “VZ”) in the regular way market during this time, the stockholder will be selling both his or her shares of Verizon common stock and his or her right to receive shares of Spinco common stock that will be converted into FairPoint common stock in the merger. If a Verizon stockholder sells shares of Verizon common stock in the “ex-distribution” market (which will trade on the NYSE under the symbol “VZ wi”) during this time, the Verizon stockholder will be selling only his or her shares of Verizon common stock and will be retaining his or her right to receive shares of Spinco common stock that will be converted into FairPoint common stock in the merger.

Trades under the symbol “VZ wi” will settle after the closing date of the merger. If the merger is not completed, all trades under this symbol will be cancelled. Investors are encouraged to consult with their financial advisors regarding the specific implications of selling shares of their Verizon common stock on or before the closing date of the merger.

Verizon News Release, page 4

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 66 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which delivers innovative and seamless business solutions to customers around the world, and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. A Dow 30 company, Verizon employs a diverse workforce of nearly 235,000 and last year generated consolidated operating revenues of $93.5 billion. For more information, visit www.verizon.com.

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NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology, including disruption of our suppliers’ provisioning of critical products or services; the impact on our operations of natural or man-made disasters and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the ability to complete acquisitions and dispositions; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.